Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Cars.com Inc. Employee Stock Purchase Plan of our report dated March 22, 2017, with respect to the combined financial statements of Cars.com, LLC, included in its Registration Statement on Form 10 for the years ended December 31, 2015, and December 31, 2016, and for the period from October 1, 2014 to December 31, 2014, initially filed with the Securities and Exchange Commission on September 7, 2016, as amended by Amendment No. 1 on November 2, 2016, as amended by Amendment No. 2 on February 3, 2017, as amended by Amendment No. 3 on April 12, 2017, as amended by Amendment No. 4 on April 28, 2017, and as amended by Amendment No. 5 on May 5, 2017.

/s/ Ernst & Young LLP

Chicago, Illinois

June 20, 2017